Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended December		Year-to-Date December
Net Income–As Reported (See Notes)	2018	2017	2018	2017

Traditional Electric Operating Companies	$407	$(191)	$2,117	$(193)
Southern Power	(48)	795	187	1,071
Southern Company Gas	78	(60)	372	243
Total	437	544	2,676	1,121
Parent Company and Other	(159)	(48)	(450)	(279)
Net Income–As Reported	$278	$496	$2,226	$842

Basic Earnings Per Share[1]	$0.27	$0.49	$2.18	$0.84

Average Shares Outstanding (in millions)	1,034	1,007	1,020	1,000
End of Period Shares Outstanding (in millions)			1,034	1,008

Non-GAAP Financial Measures	Three Months Ended December		Year-to-Date December
Net Income–Excluding Items (See Notes)	2018	2017	2018	2017

Net Income–As Reported	$278	$496	$2,226	$842
Estimated Loss on Plants Under Construction[2]	(6)	211	1,102	3,366
Tax Impact	(94)	(25)	(376)	(975)
Loss on Plant Scherer Unit 3[3]	—	—	—	33
Tax Impact	—	—	—	(13)
Acquisition, Disposition, and Integration Impacts[4]	58	16	(35)	35
Tax Impact	(11)	10	294	12
Wholesale Gas Services[5]	41	105	(42)	57
Tax Impact	(14)	(20)	4	—
Litigation Settlement[6]	—	—	(24)	—
Tax Impact	—	—	6	—
Earnings Guidance Comparability Items:
Equity Return Related to Kemper IGCC Schedule Extension[7]	—	—	—	(47)
Tax Impact	—	—	—	(9)
Adoption of Tax Reform[8]	4	(284)	(27)	(284)
Net Income–Excluding Items	$256	$509	$3,128	$3,017

Basic Earnings Per Share–Excluding Items	$0.25	$0.51	$3.07	$3.02

-See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights
Notes
(1) For the three and twelve months ended December 31, 2018 and 2017, dilution does not change basic earnings per share by more than 1 cent and is not material.
(2) Earnings for the three and twelve months ended December 31, 2018 and 2017 include charges and associated legal expenses related to Mississippi Power's integrated coal gasification combined cycle facility project in Kemper County, Mississippi (Kemper IGCC). Additionally, the three and twelve months ended December 31, 2018 include a $95 million credit to earnings primarily resulting from the reduction of a state income tax valuation allowance recorded in the twelve months ended December 31, 2017 related to a net operating loss carryforward associated with the Kemper IGCC. Earnings for the twelve months ended December 31, 2018 also include a $1.1 billion charge ($0.8 billion after tax) for an estimated probable loss on Georgia Power's construction of Plant Vogtle Units 3 and 4. These items significantly impacted the presentation of earnings and earnings per share. Additional pre-tax closure costs, including mine reclamation, of up to $25 million for Mississippi Power's Kemper IGCC may occur through 2020. Mississippi Power is also currently evaluating its options regarding the final disposition of the carbon dioxide pipeline and is in discussions with the Department of Energy regarding property closeout and disposition, for which the related costs could be material. Further charges for Georgia Power's Plant Vogtle Units 3 and 4 may occur; however, the amount and timing of any such charges is uncertain.

(3) Earnings for the twelve months ended December 31, 2017 include a $32.5 million write-down ($20 million after tax) of Gulf Power's ownership of Plant Scherer Unit 3 as a result of its 2017 retail rate case settlement.

(4) Earnings for the three months ended December 31, 2018 include: (i) a net combined $27 million pre-tax loss (net combined $15 million after-tax loss) in connection with the finalization of the gain and loss calculations for the sales of Elizabethtown Gas, Elkton Gas, Florida City Gas, and Pivotal Home Solutions by Southern Company Gas and (ii) other acquisition, disposition, and integration costs of $31 million pre tax ($32 million after tax, which includes $10 million related to reapportioning state income taxes as a result of the dispositions). Earnings for the twelve months ended December 31, 2018 include: (i) a net combined $291 million pre-tax gain ($51 million after-tax loss) on the sales of Elizabethtown Gas, Elkton Gas, Florida City Gas, and Pivotal Home Solutions by Southern Company Gas; (ii) a $42 million (pre tax and after tax) goodwill impairment charge associated with the sale of Pivotal Home Solutions; (iii) a $119 million pre-tax ($89 million after tax) impairment charge associated with Southern Power's disposition of Plants Stanton and Oleander; and (iv) $95 million pre tax ($77 million after tax) of other acquisition, disposition, and integration costs. Earnings for the three and twelve months ended December 31, 2017 include other acquisition, disposition, and integration costs related to the acquisition of Southern Company Gas and the dispositions of Elizabethtown Gas and Elkton Gas. Further impacts are expected to be recorded in 2019 including a preliminary gain of $2.5 billion pre tax ($1.3 billion after tax) in connection with the sale of Gulf Power, as well as impacts related to Southern Power's announced sale of Plant Mankato. Further costs are also expected to continue to occur in connection with the integration of Southern Company Gas; however, the amount and duration of such expenditures is uncertain.

(5) Earnings for the three and twelve months ended December 31, 2018 and 2017 include the Wholesale Gas Services business of Southern Company Gas. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

(6) Earnings for the twelve months ended December 31, 2018 include the settlement proceeds of Mississippi Power's claim for lost revenue resulting from the 2010 Deepwater Horizon oil spill in the Gulf of Mexico. Further proceeds are not expected.

(7) Earnings for the twelve months ended December 31, 2017 include allowance for funds used during construction (AFUDC) equity as a result of extending the Kemper IGCC construction schedule beyond November 30, 2016, as assumed when Southern Company issued its 2017 guidance. As a result, Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to guidance. Management also used such measures to evaluate Southern Company's 2017 performance. AFUDC equity ceased in connection with the project's suspension in June 2017.

(8) Earnings for the three and twelve months ended December 31, 2018 and 2017 include net tax impacts as a result of implementing federal tax reform legislation, which was signed into law in December 2017. During 2018, Southern Company obtained and analyzed additional information that was not initially available or reported as provisional amounts at December 31, 2017. Additional adjustments are not expected. Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to guidance. Management also used such measures to evaluate Southern Company's performance.